EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ARMOUR Residential REIT, Inc. on Form S-3 (No.’s 333-182583, 333-173682, 333-179473) and Form S-8 (No 333-175712) of our report dated March 9, 2011, on our audit of the consolidated financial statements for the year ended December 31, 2010 which report is included in this Annual Report on Form 10-K to be filed on or about February 22, 2013.

/s/ EISNERAMPER LLP

New York, New York
February 21, 2013